EXHIBIT 10.2

EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the [Closing Date] 2015, by and between Indaba Group, Inc., a Delaware corporation (the "Company", which is a wholly owned subsidiary of Warp 9, Inc., a Nevada corporation ("Warp 9"), and Ryan Shields, an individual ("Employee"), and is made with respect to the following facts:

R E C I T A L S

A.        The Company and the Employee wish to ensure that the Company will receive the benefit of Employee's loyalty and service during Employee's tenure and that the Employee will be appropriately treated and compensated for services rendered.

B.         The parties have entered into this Agreement for the purpose of setting forth the terms of employment of the Employee by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.                  Employment of Employee and Duties.  The Company hereby hires Employee and Employee hereby accepts employment upon the terms and conditions described in this Agreement.  The Employee shall be the Chief Executive Officer of the Company, with the responsibility for the day-to-day management of the Company's operations.  Subject to (a) the general supervision of the board of directors of the Company (the "Board of Directors"), and (b) the Employee's duty to report to the Board of Directors periodically, as specified by them from time-to-time, Employee shall have all of the authority to perform his employment duties for the Company.

2.                  Time and Effort.  Employee agrees to devote his full working time and attention to the management of the Company's business affairs, the implementation of its strategic plan, as determined by the Board of Directors, and the fulfillment of his duties and responsibilities as Chief Executive Officer.  Expenditure of a reasonable amount of time for personal matters and business and charitable activities shall not be deemed to be a breach of this Agreement, provided that those activities do not materially interfere with the services required to be rendered to the Company under this Agreement.

3.                  The Company's Authority.  Employee agrees to comply with the Company's reasonable rules and regulations as adopted by the Company's Board of Directors regarding performance of his duties, and to carry out and perform those orders, directions and policies established by the Company with respect to his engagement.  Employee shall promptly notify the Company's Board of Directors of any objection he has to the Board's directives and the reasons for such objection.

4.                  Noncompetition by Employee.  Employee is subject to noncompetition obligations pursuant to Section 3.1 of that certain Agreement and Plan of Merger, dated as of ___________, 2015, by and among Indaba Group, LLC, a Colorado limited liability company, Employee, Blake Gindi, Jack Gindi,

Warp 9, and Warp 9, Inc., a Delaware corporation (the "Merger Agreement").  Upon the expiration of the term of those obligations, and if Employee is then employed by the Company, then thereafter and throughout the remaining term of this Agreement, Employee shall not, directly or indirectly, either as an employee, employer,  consultant, agent, principal, partner, stockholder (in a private company), corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in direct competition with the business of the Company or its affiliates.  Furthermore, any commissions, referral fees or other compensation paid to Employee by other payors during the term of this Agreement will be the property of the Company, and therefore, all such compensation will promptly be remitted by Employee to the Company.

5.                  Term of Agreement.  Subject to earlier termination as provided herein, the term of this Agreement shall be for two (2) years.  Notwithstanding the foregoing, the Company and Employee agree that Employee's employment hereunder may be terminated by the Employee resigning with or without "Good Reason" or by the Company's declaration of termination with or without "Cause" at any time, subject to the terms of this Section 5 and Section 6.  Such termination shall be effective upon delivery of written notice from the acting party to the other of its election to terminate employment pursuant to this Section 5.  "Cause" when used in connection with the termination of employment with the Company, shall mean the termination of the Employee's employment by the Company by reason of (i) Employee's material breach of any of this Agreement which breach, if curable, is not cured within thirty (30) days of written notice to Employee of such breach; (ii) the conviction of, or the entering of a guilty plea or no contest plea by, the Employee for a crime involving moral turpitude by a court of competent jurisdiction; (iii) the commission by the Employee of an act of fraud upon the Company or any of its affiliates; (iv) the misappropriation of any funds or property of the Company or any of its affiliates by the Employee; (v) the failure by the Employee to perform material duties reasonably assigned to him or otherwise assigned to and accepted by Employee, or to comply with any written Company policy after reasonable written notice and opportunity to cure such performance; (vi) the engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect;  or (vii) the engagement in any activity which would constitute a material violation of the provisions of the Company's insider trading policy, if any, then in effect.  Cause shall not be present unless (1) the Company shall have given Employee written notice specifying in reasonable detail the event or circumstances constituting Cause, and (2) Employee fails to cure such event or circumstances within forty-five (45) days from the date of such notice from the Company. "Good Reason" when used in connection with the resignation of employment from the Company by Employee, shall mean the resignation from the Company by Employee by reason of: (i) any deliberate breach by the Company with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent failure which is remedied by Company promptly after Company's receipt of written notice thereof from Employee; (ii) a material diminution in Executive's authorities, duties or responsibilities normally associated with Employee's position or  Employee is assigned duties and responsibilities that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with Employee's status as a senior executive officer; (iii) the Company's failure to nominate the Employee for election to the Board of Directors and to use its best efforts to have him elected and re-elected, as applicable or (iii) a material breach by the Company of the Company's Articles of Incorporation or By-laws if such breach would materially prejudice Employee.  Good Reason shall not be present unless (1) Employee shall have given the Company written notice specifying in reasonable detail the event or circumstances constituting Good Reason, and (2) the Company fails to cure such event or circumstances within forty-five (45) days from the date of such notice from Employee.

6.                  Severance Benefits.

                        6.1  Continuation of Salary and Benefits.  In the event that the Employee's employment is terminated by the Employee for Good Reason prior to the end of the initial term, the Company shall, subject to the terms of Sections 6.2 and 6.3 below, and only if and as long as Employee is not in breach of his obligations under this Agreement, pay compensation to Employee in the manner set forth below. If the Employee's employment is terminated by the Employee for Good Reason during the term of this Agreement, then the Company shall continue to pay to Employee his current base salary provided for under this Agreement in periodic payments in accordance with its customary payroll practices for a period of until the second (2nd) anniversary date of this Agreement (the "Severance Payment Period"). If the Employee's employment is terminated by the Employee for Good Reason, the Company shall also continue to provide benefits in the kind and amounts provided to its employees generally throughout the Severance Payment Period, including continuation of any Company-paid benefits provided pursuant hereto, for the Employee and, if applicable, the Employee's spouse and minor children, provided such benefits will be subject to immediate termination to the extent Employee receives benefits under another similar benefit plan.  Employee agrees that the above payments shall be a full settlement of the Company's obligations to Employee hereunder in the event of a termination for Good Reason.

                        6.2       Disability; Death.       If at any time during the term of this Agreement, Employee is unable, due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 9.1 during the first six (6) months of such disability to the extent not covered by the Company's disability insurance policies.  Upon the expiration of such six-month period, the Company, at its sole option, may continue payment of Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder.  If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period.  Employee shall be deemed to have incurred a disability if Employee suffers a physical or mental condition which (i) satisfies the definition of "total disability" in the Company's disability insurance policies, or (ii) if no such policy or plan is then covering Employee, in the reasonable judgment of the Board of Directors, prevents Employee from engaging in any substantial gainful employment with the Company for a period of more than six (6) months.

                        6.3       Standstill Agreement; Lock-up Letters.       So long as Employee is employed by the Company or receives severance compensation as provided in Section 6.1 above, Employee agrees that he will sign any reasonable securities lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or its parent corporation or take other actions reasonably related thereto as requested by the Board of Directors under similar terms and conditions as for other management employees of the Company generally.  Failure to take any such action shall be a "Cause" for termination and shall cause Employee to forfeit any further rights to compensation or other payments hereunder.  In addition, Employee agrees that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution thereof, and the Employee hereby appoints the then current president of the Company to sign any such documents on his behalf so long as such documents are prepared on the same basis as for other management shareholders generally.

                        6.4       Relocation or Material Changes in Duties. If Employee's employment is terminated because of Employee' refusal to relocate to another office of the Company that is more than twenty (20) statute miles from the Employee's then current office, or to accept a material change in duties, such termination shall be deemed a termination with Cause.

7.                  Confidential Information: Nondisclosure Covenant.

7.1.      Confidential Information.  As used herein the term "Confidential Information" shall mean all customer and contract lists, records, financial data, trade secrets, business and marketing plans and studies, suppliers, investors, financing sources, manuals for employee and personnel policies, manufacturing and/or production manuals, computer programs and software, strategic plans, formulas, manufacturing and production processes and techniques (including without limitation types of machinery and equipment used together with improvements and modifications thereon), tools, applications for patents, designs, models, patterns, drawings, tracings, sketches, blueprints, and all other similar information developed and/or used by Company in the course of its business and which is not known by or readily available to the general public.

7.2       Nondisclosure Covenant.  Employee acknowledges that, in the course of performing services for and on behalf of Company, Employee has had and will continue to have access to Confidential Information.  Employee hereby covenants and agrees to maintain in strictest confidence all Confidential Information in trust for Company, its successors and assigns, and to disclose such information only on a "need-to-know" basis in furtherance and for the benefit of the Company's business.  During the period of Employee's employment with Company and at any and all times following Employee's termination of employment for any reason, including without limitation Employee's voluntary resignation with or without Good Reason or involuntary termination with Cause, Employee agrees to not misappropriate, utilize for any purpose other than for the direct benefit of the Company, or disclose or make available to anyone outside Company's organization, any Confidential Information or anything relating thereof without the prior written consent of Company, which consent may be withheld by Company for any reason or no reason at all.

7.3       Return of Property.  Upon Employee's termination of his employment with Company for any reason, including without limitation Employee's voluntary resignation with or without Good Reason or involuntary termination by the Company with Cause, Employee hereby agrees to immediately return to Company's possession all copies of any writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee's possession or control.  Employee further agrees that, upon the request of Company at any time during Employee's period of employment with Company, Employee shall promptly return to Company all such copies of writings, computer discs or equipment, drawings or any other information relating to Confidential Information which are in Employee's possession or control.

7.4       Rights to Inventions and Trade Secrets.  Employee hereby assigns to Company all right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which Employee solely or jointly has conceived or reduced to practice, or will conceive or reduce to practice, or cause to be conceived or reduced to practice during his employment with Company.  All original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee's services hereunder and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

8.                  Noninterference and Nonsolicitation Covenants.  In further reflection of the Company's important interests in its proprietary information and its trade, customer, vendor and employee relationships, Employee agrees that, during the thirty-six (36) month period following the termination of Employee's employment with Company for any reason, including without limitation Employee's voluntary resignation with or without Good Reason or involuntary termination by the Company with Cause, Employee will not directly or indirectly, for or on behalf of any person, firm, corporation or other entity, (a) interfere with any contractual or other business relationships that Company has with any of its customers, clients, service providers or materials suppliers as of the date of Employee's termination of employment, or (b) solicit or induce any employee of Company to terminate his/her employment relationship with Company.

9.                  Compensation.  During the term of this Agreement, the Company shall pay the following compensation to Employee:

9.1       Base Salary.  The Company shall pay Employee an annual rate of base salary of One Hundred Seventy Five Thousand Dollars ($175,000.00) in periodic installments in accordance with the Company's customary payroll practices, but no less frequently than monthly.  Employee's base salary shall be reviewed at least annually by the Board of Directors and the Board of Directors may, but shall not be required to, increase the base salary during the term.  Employee's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary."

9.2       Annual Bonus.  Any compensation bonuses to be paid to Employee will be mutually determined by the Company and Warp 9.

9.3       Equity Awards.  During the term, Employee shall be eligible to participate in any Company incentive compensation plan, as determined by the Board of Directions, in its discretion.

9.4       Benefits.  So long as Employee is employed by the Company, the Employee shall participate in any employee benefit plans sponsored by the Company generally for its employees serving in similar employment capacities as the Employee as determined from time to time by the Board of Directors or any compensation committee of the Board of Directors, if any, and on terms at least as favorable to Employee as are generally offered to other employees of the Company serving in a similar capacity.

10.              Office and Staff.  In order to enable Employee to perform his obligations and duties pursuant to this Agreement, the Company agrees that it shall provide suitable office space for Employee in Denver, Colorado, or in another location mutually agreed upon, together with all necessary and appropriate supporting staff and secretarial assistance, equipment, stationery, books and supplies.  Employee agrees that the office space and supporting staff presently in place is suitable for the purposes of this Agreement. The Company agrees to provide at its expense parking for one (1) vehicle by the Employee at the Company's executive offices.

11.              Reimbursement of Expenses.  The Company shall reimburse Employee for the reasonable (and pre-approved by the Company in writing) travel and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement.  Employee's pre-approved reimbursable expenses shall be paid by the Company in cash or check within a reasonable time after presentment by Employee of an itemized list of invoices sufficiently describing such expenses.  All compensation provided in Sections 8 of this Agreement shall be subject to customary withholding tax and other employment taxes, to the extent required by law.  Expense reimbursements will not be subject to withholding.

12.              Rights In And To Inventions And Patents.

            12.1     Description of Parties' Rights.  The Employee agrees that with respect to any inventions made by him or the Company during the term of this Agreement, solely or jointly with others, (i) which are made with the Company's equipment, supplies, facilities, trade secrets or time, or (ii) which relate to the business of the Company or the Company's actual or demonstrably anticipated research or development, or (iii) which result from any work performed by the Employee for the Company, such inventions shall belong to the Company.  The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses.

            12.2     Disclosure Requirements.  For purposes of this Agreement, an invention is deemed to have been made during the term of this Agreement if, during such period, the invention was conceived or first actually reduced to practice.  In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence the nature of all patent applications filed by the Employee during the term of this Agreement.

13.              Assignability of Benefits.  Except to the extent that this provision may be contrary to law, no assignment, pledge, collateralization or attachment of any of the benefits under this Agreement shall be valid or recognized by the Company.  Except as provided by law, payment provided for by this Agreement shall not be subject to seizure for payment of any debts or judgments against the Employee, nor shall the Employee have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder.

14.              Notice.  All notices and other communications required or permitted hereunder shall be in writing or in the form of email, facsimile or letter to be given only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice outside of normal business hours, and can be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger, email or facsimile (as provided above) addressed (a)

if to the Employee, at the address for such Employee set forth on the signature page hereto or at such other address as such Employee shall have furnished to the Company in writing or (b) if to the Company, to its principal executive offices and addressed to the attention of the Chairman of the Board, or at such other address as the Company shall have furnished in writing to the Employee.

In case of the Company:

                      Indaba Group, Inc.

                      C/O Warp 9, Inc.

                      1933 Cliff Dr. Suite 11

                      Santa Barbara, CA 93109

                      Attention: Andrew Van Noy, CEO

                      Telephone: 805-964-3313

                      Facsimile: 805-964-6968

In case of the Employee:

The address listed below signature to this Agreement.

15.              Attorneys' Fees.  In the event that any of the parties must resort to legal action in order to enforce the provisions of this Agreement or to defend such suit, the prevailing party shall be entitled to receive reimbursement from the nonprevailing party for all reasonable attorneys' fees and all other costs incurred in commencing or defending such suit.

16.              Entire Agreement.  This Agreement and the Merger Agreement embody the entire understanding among the parties and merge all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement and the Merger Agreement or as subsequently set forth in a writing signed by the duly authorized representatives of all of the parties to this Agreement.

17.              No Oral Change; Amendment.  This Agreement may only be changed or modified and any provision hereof may only be waived in writing signed by the party against whom enforcement of any waiver, change or modification is sought.  This Agreement may be amended only in writing by mutual consent of the parties.

18.              Severability.  In the event that any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect.  The remaining provisions of this Agreement shall, however, continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

19.              Applicable Law.  This Agreement shall be construed as a whole and in accordance with its fair meaning.  This Agreement shall be interpreted in accordance with the laws of the State of California.

20.              Successors and Assigns.  Each covenant and condition of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, personal representatives, assigns and successors in interest.  Without limiting the generality of the foregoing sentence, this Agreement shall be binding upon any successor to the Company whether by merger, reorganization or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:                                                               INDABA GROUP, INC.

a Delaware corporation

By:

Andrew Van Noy, Chairman of the Board

EMPLOYEE:

Ryan Shields

Street Address

City, State and Zip Code

Telephone Number:

Facsimile Number:

Email Address: